Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Employee Welfare Benefits Plan Committee of

FMC Technologies, Inc.:

We have issued our report dated June 25, 2008, with respect to the financial statements and supplemental schedule of the FMC Technologies, Inc. Savings and Investment Plan on Form 11-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of FMC Technologies, Inc. on Form S-8 (File No. 333-76214, effective January 1, 2002).

/s/ Grant Thornton LLP

Chicago, Illinois

June 25, 2008